Exhibit (d)(1)

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

Allianz Funds Multi-Strategy Trust

This Amended and Restated Investment Management Agreement, dated October 1, 2016 (the “Agreement”), by and between ALLIANZ GLOBAL INVESTORS U.S. LLC, a Delaware limited liability company (the “Manager”) and ALLIANZ FUNDS MULTI-STRATEGY TRUST, a Massachusetts business trust (the “Trust”), on behalf of each series of the Trust identified from time to time on Schedule A to this Agreement (each, a “Fund” and together, the “Funds”) amends and restates the Amended and Restated Investment Management Agreement, dated as of September 1, 2011 (the “Prior Agreement”), between Allianz Global Investors Fund Management LLC (“AGIFM”) and the Trust.

WHEREAS, AGFIM merged with and into the Manager as of the date hereof, in a transaction that did not result in a change of actual control or management in accordance with Rule 2a-6 under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “1940 Act”), and was therefore not an “assignment” for purposes of Section 15(a)(4) of the 1940 Act; and

WHEREAS, the parties hereto wish to amend and restate the Prior Agreement to reflect that the Manager is the successor to the rights and obligations of AGIFM under the Prior Agreement;

WITNESSETH:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

1.     SERVICES TO BE RENDERED BY THE MANAGER TO THE TRUST.

(a) Subject always to the control of the Trustees of the Trust and to such policies as the Trustees may determine, the Manager will, at its expense, either directly or through others selected by it: (i) furnish continuously an investment program for the Funds and will make investment decisions on behalf of each Fund and place all orders for the purchase and sale of portfolio securities or other investments and (ii) except for those Funds listed on Schedule A as “Unitary Fee Funds” (for which such services are provided by the Manager, along with other services, under a separate administration agreement), furnish office space and equipment, provide bookkeeping and clerical services (excluding determination of net asset value and shareholder accounting services) and pay all salaries, fees and expenses of officers and Trustees of the Trust who are affiliated with the Manager (unless such salaries, fees and expenses of such officers and Trustees are paid by another affiliate of the Manager other than the Fund). In the performance of its duties, the Manager will comply with the provisions of the Amended and Restated Agreement and Declaration of Trust (the “Agreement and Declaration of Trust”) and the Second Amended and Restated By-laws of the Trust, each as amended from time to time, and each Fund’s stated investment objectives, policies and restrictions.

(b) In the selection of brokers or dealers and the placing of orders for the purchase and sale of portfolio investments for each Fund, the Manager shall seek to obtain for each Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for a Fund the most favorable price and execution available, the Manager, bearing in mind such Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to such Fund and to other clients of the Manager as to which the Manager exercises investment discretion. The Trust hereby agrees with the Manager and with any Sub-Adviser (as defined below) selected by the Manager as provided in Section 1(c) hereof that any entity or person associated with the Manager that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of each Fund that is permitted by Section 11(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, as amended from time to time (the “1934 Act”).

(c) Subject to the provisions of the Trust’s Agreement and Declaration of Trust and the 1940 Act, the Manager, at its expense, may select and contract with one or more investment advisers (the “Sub-Advisers”) for one or more of the Funds. The Manager shall retain any Sub-Adviser pursuant to a sub-advisory agreement the terms and conditions of which are acceptable to the Trust on behalf of the applicable Fund. If the Manager retains a Sub-Adviser hereunder, then unless otherwise provided in the applicable sub-advisory agreement, the obligation of the

Manager under this Agreement with respect to the applicable Fund shall be, subject in any event to the control of the Trustees of the Trust, to determine and review with the Sub-Adviser the investment policies of the applicable Fund, and the Sub-Adviser shall have the obligation of furnishing continuously an investment program and making investment decisions for that Fund (or with respect to a portion of the Fund’s assets managed by such Sub-Adviser), adhering to applicable investment objectives, policies and restrictions, and placing all orders for the purchase and sale of portfolio securities and other investments for that Fund (or with respect to a portion of the Fund’s assets managed by such Sub-Adviser), as applicable. The Manager (and not the applicable Fund) will compensate (either directly or indirectly) any Sub-Adviser for its services to such Fund. Subject to the provisions of the applicable sub-advisory agreement with the Sub-Adviser, the Manager may terminate the services of any Sub-Adviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Sub-Adviser unless and until a successor Sub-Adviser is selected.

The Trust and the Manager further agree that a Sub-Adviser may, in turn, retain one or more investment advisers to perform services that are contemplated by this Section 1(c) as being performed by the Sub-Adviser on behalf of a Fund, in each case pursuant to a sub-advisory or portfolio management agreement between the Sub-Adviser and each such investment adviser, the terms and conditions of which are acceptable to the Trust on behalf of a Fund and the Manager.

(d) The Manager shall not be obligated under this Agreement to pay any expenses of or for the Funds not expressly assumed by the Manager pursuant to this Section 1 other than as provided in Section 3 (for the avoidance of doubt, this shall not affect any obligation of the Manager to pay any expenses of or for a Fund pursuant to any separate agreement).

2.     OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, partner, director, officer or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Trust. It is also understood that the Manager and persons controlled by or under common control with the Manager have and may have advisory, management service, distribution or other contracts with other organizations and persons, and may have other interests and businesses.

3.     COMPENSATION TO BE PAID BY THE TRUST TO THE MANAGER.

The Trust will pay to the Manager as compensation for the Manager’s services rendered, and (as applicable) for the facilities furnished and for the expenses borne by the Manager pursuant to Section 1, a fee for each Fund, based on the applicable Fund’s average daily net assets, computed and paid monthly at the annual rates set forth on Schedule A attached hereto.

For purposes of this Section 3, “average daily net assets” means the average of all of the determinations of a Fund’s net asset value at the close of business on each business day during each month while this Agreement is in effect. Such fee shall be payable for each month within fifteen (15) business days after the end of such month. If the Manager shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

In the event that the Manager has agreed to a fee waiver or an expense limitation or reimbursement arrangement with a Fund, subject to such terms and conditions as the Manager and such Fund may set forth in such agreement, the compensation due the Manager hereunder shall be reduced, and, if necessary, the Manager shall bear expenses with respect to such Fund, to the extent required by such fee waiver or expense limitation or reimbursement arrangement.

4.     ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS AGREEMENT.

This Agreement shall automatically terminate with respect to a Fund or Funds, without the payment of any penalty, in the event of its assignment with respect to such Fund(s); and this Agreement shall not be materially amended as to a Fund unless such amendment is approved by the affirmative vote of a majority of the outstanding shares of the Fund (except if such shareholder approval is not required by the 1940 Act, giving effect to any interpretations of or exemptive relief granted by the Securities and Exchange Commission (the “SEC”) and/or its Staff), and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Fund or of the Manager or of any other investment adviser of the Fund.

5.     EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.

This Agreement shall become effective upon its execution, and shall remain in full force and effect as to each Fund continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

(a) Either party hereto may at any time terminate this Agreement as to any Fund by not less than sixty days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party, or

(b) If (i) the Trustees of the Trust or the shareholders by the affirmative vote of a majority of the outstanding shares of a Fund, and (ii) a majority of the Trustees of the Trust who are not interested persons of the Fund or of the Manager or any other investment adviser to such Fund, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement with respect to such Fund, then this Agreement shall automatically terminate with respect to such Fund at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of such Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Manager may continue to serve hereunder in a manner consistent with the 1940 Act.

Action by the Trust under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the particular Fund. Termination of this Agreement with respect to one Fund does not terminate this Agreement with respect to any other Fund.

Termination of this Agreement pursuant to this Section 5 shall be without the payment of any penalty.

6.     CERTAIN DEFINITIONS.

For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” of a Fund means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the outstanding voting securities of such Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding voting securities of such Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding voting securities of such Fund entitled to vote at such meeting, whichever is less.

For the purposes of this Agreement, the terms “affiliated person,” “control,” “interested person,” “investment adviser” and “assignment” shall have their respective meanings defined in the 1940 Act, giving effect to any interpretations of or exemptive relief granted by the Securities and Exchange Commission and/or its Staff; the term “specifically approve at least annually”

shall be construed in a manner consistent with the 1940 Act, the rules and regulations thereunder and related interpretations of the SEC and/or its Staff; and the term “brokerage and research services” shall have the meaning given in the 1934 Act, the rules and regulations thereunder and related interpretations of the SEC and/or its Staff.

7.     NONLIABILITY OF MANAGER.

Notwithstanding any other provisions of this Agreement, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager, including its officers, directors, members and partners, shall not be subject to any liability to the Trust, or to any shareholder, officer, director, partner or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

8.     LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

A copy of the Trust’s Agreement and Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trust.

9.     USE OF NAMES AND LOGOS.

It is expressly understood that the names “Allianz,” “AGI U.S.,” “Allianz Global Investors U.S. LLC,” “AGI Europe,” “Allianz Global Investors Europe GmbH,” “AGIS,” “Allianz Global Investors Solutions,” “AGIC,” “Allianz Global Investors Capital LLC,” “EcoTrends,” “NFJ,” “NFJ Investment Group LLC,” “RCM,” “RCM Capital Management LLC,” or any derivation thereof, or any logo associated with those names, are the valuable property of the Manager and its affiliates, and that the Trust shall have the limited right to use such names (or derivations thereof or associated logos) only so long as the Manager shall consent and this Agreement shall remain in effect. Upon reasonable notice from the Manager to the Trust or upon termination of this Agreement, the Trust shall forthwith cease to use such names (or derivations thereof or associated logos) and shall promptly amend its Agreement and Declaration of Trust and other public documents to change its name accordingly. The covenants on the part of the Trust in this Section 9 shall be binding upon it, its Trustees, officers, stockholders, creditors and all other persons claiming under or through it, and shall survive the termination of this Agreement.

10.     EXERCISE OF VOTING AND OTHER RIGHTS.

Unless otherwise instructed by the Trustees of the Trust, the Manager shall have the responsibility to exercise or procure the exercise of any voting right attaching to investments of each Fund in accordance with proxy voting policies approved by the applicable Fund. Unless otherwise instructed by the Trustees of the Trust, the Manager shall have the responsibility to exercise or procure the exercise of any rights of the Trust with respect to any class action proceedings or other legal action concerning investments of the Funds.

11.     COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

[Signature page follows.]

IN WITNESS WHEREOF, ALLIANZ FUNDS MULTI-STRATEGY TRUST and ALLIANZ GLOBAL INVESTORS U.S. LLC have each caused this Investment Management Agreement to be signed in its behalf by its duly authorized representative, all as of the day and year first written above.

ALLIANZ FUNDS MULTI-STRATEGY TRUST

By:	/s/ Thomas J. Fuccillo
Name:	Thomas J. Fuccillo
Title:	President and Chief Executive Officer

ALLIANZ GLOBAL INVESTORS U.S. LLC

By:	/s/ Barbara R. Claussen
Name:	Barbara R. Claussen
Title:	Managing Director

[Signature Page to Investment Management Agreement]

Schedule A to

Amended and Restated Investment Management Agreement

As of October 1, 2016

Fund	Annual Fee Rate (stated as a percentage of the Fund’s average daily net assets)	Effective Date
AllianzGI Best Styles Emerging Markets Equity Fund	0.40%	9/15/14
AllianzGI Best Styles Global Equity Fund	0.30%	12/2/13
AllianzGI Best Styles International Equity Fund	0.30%	9/15/14
AllianzGI Best Styles U.S. Equity Fund	0.30%	9/15/14
AllianzGI China Equity Fund	1.10%	6/4/10
AllianzGI Convertible Fund	0.57%	4/1/12
AllianzGI Emerging Markets Consumer Fund	0.90%	2/1/16
AllianzGI Emerging Markets Debt Fund	0.75%	9/2/14
AllianzGI Emerging Markets Small-Cap Fund	1.20%	9/15/14
AllianzGI Europe Equity Dividend Fund	0.80%	12/17/14
AllianzGI Global Allocation Fund	0.70%	4/1/15
AllianzGI Global Dynamic Allocation Fund	0.70%	4/1/15
AllianzGI Global Fundamental Strategy Fund	0.75%	7/1/13
AllianzGI Global Megatrends Fund	0.00%	12/17/14
AllianzGI Global Sustainability Fund	0.80%	9/15/14
AllianzGI Global Water Fund	0.95%	3/31/08
AllianzGI High Yield Bond Fund	0.48%	4/1/10
AllianzGI International Growth Fund	0.80%	12/17/14
AllianzGI International Small-Cap Fund	1.00%	4/1/10
AllianzGI Micro Cap Fund	1.25%	4/1/10
AllianzGI Multi-Asset Real Return Fund	0.75%	12/17/12
AllianzGI NFJ Emerging Markets Value Fund	0.85%	2/1/16
AllianzGI NFJ Global Dividend Value Fund	0.80%	4/1/12
AllianzGI NFJ International Small-Cap Value Fund	0.85%	11/1/15
AllianzGI NFJ International Value II Fund	0.80%	9/22/11
AllianzGI Retirement 2015 Fund*	0.50%	6/30/16
AllianzGI Retirement 2020 Fund*	0.50%	6/30/16
AllianzGI Retirement 2025 Fund*	0.50%	6/30/16
AllianzGI Retirement 2030 Fund*	0.50%	6/30/16
AllianzGI Retirement 2035 Fund*	0.50%	6/30/16
AllianzGI Retirement 2040 Fund*	0.50%	6/30/16
AllianzGI Retirement 2045 Fund*	0.50%	6/30/16
AllianzGI Retirement 2050 Fund*	0.50%	6/30/16
AllianzGI Retirement 2055 Fund*	0.50%	6/30/16
AllianzGI Retirement Income Fund*	0.50%	6/30/16
AllianzGI Short Duration High Income Fund	0.48%	9/22/11
AllianzGI Structured Return Fund	0.60%	7/1/14
AllianzGI Ultra Micro Cap Fund	1.50%	4/1/10
AllianzGI U.S. Equity Hedged Fund	0.70%	12/3/12
AllianzGI U.S. Small-Cap Growth Fund	0.80%	4/1/16

*	Unitary Fee Fund

IN WITNESS WHEREOF, ALLIANZ FUNDS MULTI-STRATEGY TRUST and ALLIANZ GLOBAL INVESTORS U.S. LLC have each caused this Schedule A to the Amended and Restated Investment Management Agreement to be signed in its behalf by its duly authorized representative, all as of the day and year first written above.

ALLIANZ FUNDS MULTI-STRATEGY TRUST

By:	/s/ Thomas J. Fuccillo
Name:	Thomas J. Fuccillo
Title:	President and Chief Executive Officer

ALLIANZ GLOBAL INVESTORS U.S. LLC

By:	/s/ Barbara R. Claussen
Name:	Barbara R. Claussen
Title:	Managing Director

[Signature Page to Schedule A]